Exhibit 99.1

FAQ on Issuance of Shares to Armistice Capital and Special Meeting of Shareholders to Approve Increase in Authorized Shares

February 17, 2022

Why did CytRx issue common and preferred shares to Armistice Capital?

Following the announcement from Orphazyme in June 2021 that arimoclomol for Niemann-Pick Disease had not been granted FDA approval, the Board determined that a lack of action to raise additional capital to provide the Company financial flexibility at a critical time would have prevented them from complying with their fiduciary duties as directors of the Company. Since the Company did not have sufficient authorized common shares, CytRx entered into the Securities Purchase Agreement with Armistice Capital Master Fund, Ltd. (“Armistice”), pursuant to which we issued and sold to Armistice, in a registered direct offering, shares of our common stock. Concurrently with the sale of those shares, we sold to Armistice, in a concurrent private placement, shares of Series C Convertible Preferred Stock (“Preferred”), together with certain preferred investment options.

Will I be diluted if the new shares are authorized and issued?

Armistice has been issued 8,240 Preferred shares as part of the capital raise that took place in July 2021, so the dilution from those shares has already occurred in the event of a sale of the company. If the increase in authorized common shares is approved, those Preferred shares may be converted into newly issued common shares, so there is effectively no new dilution due to the new common shares upon a sale of the company. The preferred investment options permit Armistice to purchase approximately 11 million additional common shares at a price of $0.88 per share, an approximately 80% premium to our recent share price range. If those options were exercised, they would result in additional dilution to the common shares, though the Company would receive substantial cash for the shares obtained via such exercise.

What are the consequences if the common shares are not authorized?

There are two major consequences of the common shares not being authorized. The first is that the Company would have to continue to pay Armistice Capital $700,000 in liquidated damages and dividends during the course of each quarter during which the shares are not authorized. Expending this cash substantially reduces our cash runway without providing any benefit to the shareholders. The second consequence is that in the event of a sale of the Company or other liquidation, the Preferred shares would be liquidated or sold ahead of the Common shares; in other words, the Preferred shares carry a liquidation preference, a common feature of Preferred shares, and the Preferred shareholders would receive their cash before the Common are allocated any proceeds from a sale or liquidation.

What happens if I vote against the proposal or don’t vote?

The proposal requires approval from shareholders holding a majority of the outstanding shares, so not voting is the same as voting against. If shareholders do not approve the proposal, CytRx will continue to pay liquidated damages and preferred dividends currently totaling approximately $700,000 per quarter. Dr. Snowdy, the new Chief Executive officer appointed January 10, 2022, believes approval of the proposal is critical in order for CytRx to make the best use of its remaining cash, and to be in position to develop shareholder value.